State of Delaware
Secretary of State
Division of Corporations
Delivered 03:26 PM 02/25/2008
FILED 03:26 PM 02/25/2008
SRV 080216976 - 4509607 FILE

CERTIFICATE OF INCORPORATION
OF
POP STARZ VENTURES 1, INC.

ARTICLE 1 - NAME. The name of this Corporation is **POP STARZ VENTURES 1, INC.**

ARTICLE 2 - REGISTERED OFFICE AND REGISTERED AGENT. The registered office in the State of Delaware is to be located at 9 East Loockerman Street, Suite 3A, in the City of Dover, County of Kent, Zip Code 19901. The registered agent in charge thereof is Spiegel & Utrera, P.A.

ARTICLE 3 - PURPOSE. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporations Law of Delaware.

ARTICLE 4 - CORPORATE CAPITALIZATION. The amount of the total stock of this corporation is authorized to issue is 100,000,000 shares with a par value of $0.001 per share. All holders of shares of common stock shall be identical with each other in every respect.

ARTICLE 5 - INCORPORATOR. The name and mailing address of the incorporator is Elsie Sanchez, 9 East Loockerman Street, Suite 3A, Dover, Delaware 19901.

ARTICLE 6 - DIRECTORS. The initial Directors of the Corporation shall be Michelle Tucker, whose mailing address shall be 5030 Champion Boulevard, G6 #227, Boca Raton, Florida 33496, which shall be the principal office of the Corporation.

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 25 February 2008.

Elsie Sanchez, Incorporator